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                                                                  Exhibit No. 15



April 29, 2002


Armstrong Holdings, Inc.
Lancaster, Pennsylvania

Re:  Registration Statement No. 333-74501; 33-91890; 33-18996; 33-18997;
     33-65768; 333-74633; 333-79093; 333-43872


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 29, 2002 related to our review of interim financial information of Armstrong Holdings, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP


Philadelphia, Pennsylvania